Exhibit 10.14.5

Form of Stock Option Agreement (Senior Officer Residing in the United Kingdom)

In Connection with the 2007 Stock Incentive Award Plan and

United Kingdom 2002 Approved Stock Option Subplan

Name of Optionee:

Number of Approved Options, each one for one share of Coca-Cola Enterprises common stock:

Grant Date:

Option Exercise Price:

Conditions for Vesting:

The terms and conditions applicable to the grant of approved stock options (“Approved Options”) made by Coca-Cola Enterprises Inc. (the “Company”) to employees in the United Kingdom on the Grant Date specified above. This grant was made under the Coca-Cola Enterprises Inc. 2001 Stock Option Plan (the “Plan”) and the United Kingdom 2002 Approved Stock Option Subplan (the “Subplan”), the terms of which are incorporated into this document. (In the event of any conflict between the rules of the Plan and the Subplan, the provisions of the Subplan will prevail. All capitalized terms in this Approved Option Agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement, the Plan or the Subplan.

1.	Duration of Options. Unless an earlier expiration date applies as a result of your termination of employment, the Approved Options granted expire on [insert date 10 years from the Grant Date].

2.	Exercise of Options After Termination. Except as provided under the Conditions for Vesting, above, your unvested Approved Options will be forfeited if your employment terminates before the conditions for vesting are satisfied. Any Approved Options that are, or become, vested at the time of your termination of employment may be exercised only up to the earliest of [insert date 10 years from the Grant Date], or

a.	36 months after your termination because of Disability, redundancy (within the meaning of the Employment Rights Act 1996) or termination of employment with the Company or an Affiliated Company on or after the Compulsory Retirement Age, to the extent permitted under local law.

b.	12 months after your termination because of death.

c.	The remaining term of the Approved Option after your involuntary termination of employment by the Company or an Affiliated Company without Cause within 24 months of a Change in Control of the Company.

d.	6 months after your termination for any other reason.

3.	Definitions. For purposes of this grant, the following definitions apply:

a.	“Affiliated Company” includes a company of which the Company owns at least 20% of the voting stock or capital. The Coca-Cola Company or a company that is at least 20% owned by The Coca-Cola Company is also considered an Affiliated Company if the Company agrees to this subsequent employment.

b.	“Compulsory Retirement Age” means age 65, or such other age, when an employee of an Affiliated Company in the UK shall be required to retire from employment, in the absence of a request to work beyond such age that is approved by such Affiliated Company.

c.	“Disability” means the Option Holder’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

d.	“Cause” means (i) willful or gross misconduct by the Option Holder that is materially detrimental to the Company or an Affiliated Company or (ii) acts of personal dishonesty or fraud toward the Company or an Affiliated Company.

e.	“Change in Control,” solely for the purposes of Sections 2(c) and 4(c) above, shall be deemed to have occurred under any of the circumstances described below in subsections (i) through (iv):

(i) If any “person”, except for:

the Company or any subsidiary of the Company;

a trustee or other entity holding securities under any employee benefit plan of the Company or any subsidiary of the Company; and

The Coca-Cola Company, but only to the extent of its “current ownership”

is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing more than 20% of the combined total voting power of the Company’s then-outstanding securities.1

(ii) If during any period of two consecutive years,

-	the individuals constituting the Board of Directors of the Company (the “Board”) at the beginning of the two-year period; and

-	any new Director — except for a director designated by a person who has entered into an agreement with the Company to effect a “change in control” described in (i), (iii) or (iv) — whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Board then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(iii) If the shareholders of the Company approve a merger, consolidation or share exchange with any other “person”, other than:

-	a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or being converted into voting securities of either

(A) the surviving entity or

[1]	As used in this definition of “Change in Control:”

- “person” is used as defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (as amended);

- “beneficial owner” is used as defined in Rule 13d-3 of the U.S. Securities Exchange Act of 1934 (as amended), and

- “current ownership” of The Coca-Cola Company means that entity’s direct and indirect beneficial ownership of no more than an aggregate of 168,956,718 shares of the Company’s common stock (including shares of the Company’s common stock issuable upon the exercise, exchange or conversion of securities exercisable or exchangeable for, or convertible into, shares of the Company’s common stock), the aggregate number being subject to adjustment for subsequent stock splits or dividends payable in stock that are applicable to all shares of the Company’s common stock.

(B) another entity that owns, directly or indirectly, the entire voting interest in the surviving entity (the “parent”))

more than 50% of the voting power of the voting securities of the Company or the surviving entity (or its “parent”) outstanding immediately after such event; or

-	a merger or consolidation effected to implement a recapitalization of the Company in which no “person” acquires more than 30% of the combined voting power of the Company’s then-outstanding securities;

then, a “change in control” shall have occurred immediately prior to such merger, consolidation or share exchange.

(iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

4.	Nontransferability of Options. Notwithstanding the terms of the Plan to the contrary, Approved Options granted herein may not be transferred except as set forth in the Subplan.

5.	Exercise of Options. By following the procedures established from time to time by the Company, you may exercise your Approved Options in either of these two ways:

a.	Deliver a cheque for the Option Price, together with a notice of exercise.

b.	Through a broker that handles the transaction for you.

6.	Responsibility for Taxes. By accepting this grant, you also acknowledge that, regardless of any action the Company or your employer takes with respect to any or all income tax, Primary or Secondary Class 1 National Insurance Contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Approved Options, including the grant, vesting or exercise of the Approved Options, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Approved Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

Prior to and as a condition of the exercise of the Approved Options, you will pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding obligations of the Company and/or your employer. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under UK law, the Company may (i) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan and the Subplan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares of Stock or the proceeds of the sale of shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

You agree and authorize that any withholding, deduction or payment indicated above must occur within 90 days after any tax liability arises in connection with the Approved Options (the “Due Date”). In the event that the Company and/or your employer are unable to withhold or collect any income tax due by the Due Date, you agree that the amount of uncollected tax shall constitute a loan owed by you to your employer and interest will be charged at HM Revenue & Customs’ official rate of interest. You further agree that the loan will be immediately repayable and the Company and/or your employer may recover it at any time thereafter by any of the means referred to in the preceding paragraph. You also authorize the Company to withhold the transfer of any shares unless and until the loan is repaid in full.

7.	Applicable UK Taxes. There will be no income tax or National Insurance Contributions due on the exercise of the Approved Options where, in addition to complying with the rules of the Subplan, an exercise takes place: (i) while the Subplan remains approved by HM Revenue & Customs; and either (ii) on or after three years from the date of grant or, (iii) if earlier than three years from the date of grant, within six months of the termination of your termination of employment by reason of injury, Disability, redundancy (within the meaning of the Employment Rights Act 1996) or retirement (on or after the retirement age specified in Rule 5(a) of the Subplan).

8.	Nature of Grant. In accepting the grant, you are acknowledging that:

a.	the Plan and the Subplan are established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan, the Subplan or this Agreement;

b.	the grant of Approved Options is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past;

c.	all decisions with respect to this grant of Approved Options and future stock option grants, if any, will be at the sole discretion of the Company and the Approved Options are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan and the Subplan is voluntary;

e.	your participation in the Plan and the Subplan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without Cause;

f.	the Approved Options and the shares of Stock subject to the Approved Options are not intended to replace any pension rights or compensation;

g.	the Approved Options and the shares of Stock subject to the Approved Options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, an Affiliated Company or to your employer, and which are outside the scope of your employment contract, if any;

h.	the Approved Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your employer;

i.	neither the Approved Option grant nor any provision of this Agreement, the Plan, the Subplan or the policies adopted pursuant to the Plan or the Subplan confer upon you any right with respect to employment or continuation of current employment with the Company, your employer or any Affiliated Company;

j.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

k.	if the underlying shares of Stock do not increase in value, the Approved Options will have no value;

l.	if you exercise your Approved Options and obtain shares of Stock, the value of those shares of Stock acquired upon exercise may increase or decrease in value, even below the Option Price;

m.	in consideration of the grant of the Approved Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the Approved Options or shares of Stock purchased through exercise of the Approved Options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

n.	in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive stock options and vest in the Approved Options under the Plan and the Subplan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the Approved Options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Board/Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Approved Options.

9.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Agreement, by and among, as applicable, your employer, the Company and its Affiliated Companies, including the Participating Companies, for the exclusive purpose of implementing, administering and managing your participation in the Plan and the Subplan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all Approved Options or any other entitlement to shares of Stock granted, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan and the Subplan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and the Subplan, that these recipients may be located in your country, or elsewhere, including outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan and the Subplan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon exercise of the Approved Option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and the Subplan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan and the Subplan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10.	Governing Law. The Approved Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

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Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan and the Subplan or future options that may be granted under the Plan or the Subplan by electronic means or to request your consent to participate in the Plan or the Subplan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan or the Subplan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement, the Plan and the Subplan.

13.	Deemed Acceptance of Grant. There is no need to acknowledge your acceptance of this grant of Options, as you will be deemed to have accepted the grant and the terms and conditions of the Subplan and this document unless you notify the Company in writing within sixty days that you have declined this grant.

14.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

15.	Plan Administration. The Company is the administrator of the Plan and the Subplan, whose function is to ensure the plan is managed according to its respective terms and conditions. Questions pertaining to the Plan or the Subplan should be directed to:

COCA-COLA ENTERPRISES INC.

STOCK PLAN ADMINISTRATOR

P.O. BOX 723040

USA, ATLANTA, GA 31139-0040

(001) 770-989-3000

Exhibit: 2002 United Kingdom Approved Stock Option Subplan

Exhibit

RULES OF THE

COCA-COLA ENTERPRISES INC

UK 2002 APPROVED STOCK OPTION SUBPLAN

1.	CERTAIN DEFINITIONS

In this Subplan:

“Approved Control”	has the meaning in section 840 of the Taxes Act.

“Approved Option”	means a right to acquire Stock granted pursuant to and in accordance with this Subplan.

“the Auditors”	means the Auditors for the time being of the company.

“Coca-Cola Enterprises Inc.”	means the company and every company which is under the Approved Control of the company.

“the Code”	means the US Internal Revenue Code of 1986 as amended from time to time.

“the Committee”	means the Compensation Committee serving at the pleasure of the Board of Directors of the Company;

“the Company”	means Coca-Cola Enterprises Inc;

“Material Interest”	has the same meaning as in section 187(3) of the Taxes Act;

“Option Holder”	means a person to whom a subsisting Approved Option has been granted.

“Participating Company”	means Coca-Cola Enterprises Inc. and any other company of which it has Approved Control and which is for the time being nominated by the Committee to be a Participating Company.

“the Plan”	means the Coca-Cola Enterprises Inc. Stock Option Plan as amended and extended from time to time;

“Stock”	means unrestricted Common Stock, par value $1.00 per share, of the Company which satisfies the conditions of paragraphs 10-14 inclusive of Schedule 9 of the Taxes Act.

“this Subplan”	means the Coca-Cola Enterprises Inc. UK 2002 Approved Stock Option Subplan, as amended from time to time.

“Subsisting Option”	means an Approved Option which has neither lapsed nor been exercised.

“the Taxes Act”	means the (UK) Income and Corporation Taxes Act 1988.

Words and expressions not defined in this Rule 1 have the same meaning as in Section 185 and Schedule 9 of the Taxes Act and any reference in this Subplan to any enactment includes a reference to that enactment as from time to time modified and extended.

2.	PURPOSE

The Company has established the Coca Cola Enterprises Inc 2002 Stock Option Plan (the Plan) and under that plan the Committee can establish such rules and regulations as it deems necessary and advisable for the proper administration of the Plan. Under those powers the Committee has established this Subplan with the intention that it be approved by the UK Inland Revenue under the provisions of Schedule 9 of the Taxes Act. Where the Committee wishes to grant stock options to acquire shares of stocks to employees of the Company’s UK subsidiaries, such options may be granted subject to and in accordance with the rules of this Subplan rather than under the rules of the Plan. This will not preclude the Committee also granting other options to an employee under the provisions of the Plan.

Options granted under this Subplan shall be referred to as Approved Options which will not include or in any way be linked with awards under the Plan which are excluded from this Subplan. In particular, Section 6 (Extension of the Terms of Options) of the Plan shall not apply to Approved Options granted under this Subplan.

In all cases of grants of Approved Options to employees of the Company’s UK subsidiaries, the rules of this Subplan shall be strictly observed. For the purposes of the Plan, the rules of the Subplan shall be incorporated into and made part of the Administrative Procedure for Stock Option Grants insofar as grants of Approved Options to employees of the Company’s UK subsidiaries are concerned.

3.	ELIGIBILITY

(a)	Approved Options may only be granted to any full-time director employed by the Participating Company (who is required to devote to his duties not less than 25 hours per week to his duties, excluding meal breaks) or to any employee of the Participating Company.

(b)	Approved Options may not be granted to persons designated as members of the Committee and such other persons as the Board of Directors shall designate as persons who will be appointed as members of the Committee more than one year following the date of such designation.

(c)	Approved Options may not be granted to any person at any time when he has within the preceding 12 months had a Material Interest in a close company being either the Company or a company which has Approved Control of the Company or is a member of a consortium which owns the Company.

(d)	Approved Options granted to any person shall be limited and take effect so that the aggregate market value of the stock subject to that Approved Option, when aggregated with the market value of stock subject to Subsisting Options, shall not exceed £30,000. Subsisting option shall include all Options granted under this Subplan or any other plan, not being a savings related option scheme, which has or may be established by the Company or any associated company and approved under Schedule 9 of the Taxes Act. For the purpose of determining this limit the Option Price of the Stock shall be converted to pounds sterling using the exchange rate quoted in the Wall Street Journal for the day coinciding with or if there is no rate quoted for that day, then the last day prior to the actual option grant date on which an exchange rate was quoted. When aggregating the Option Price of Approved Options granted at different times the Option Price of Subsisting Options shall taken as the pound sterling value as at the date of grant of each Subsisting Option.

4.	GRANT OF APPROVED OPTIONS

(a)	Approved Options may only be granted pursuant to and in accordance with this Subplan after the date on which formal approval under Schedule 9 of the Taxes Act has been obtained.

(b)	The date of grant of an Approved Option shall be the date of the Committee’s authorization of such grant which shall be notified to the Option Holder as soon as possible after that date.

(c)	The grant of an Approved Option shall be evidenced by the Company issuing an Approved Option agreement which shall be in the form of the Schedule attached hereto which sets out the terms and conditions not inconsistent with the rules of this Subplan on which the options are granted and may be exercised. No additional terms or conditions may be imposed without the prior approval of the Board of Inland Revenue.

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5.	EXERCISE OF APPROVED OPTIONS

(a)	Approved Options may not be exercised in whole or in part at any time prior to the expiration of one year from the date of grant. Thereafter, Approved Options may be exercised at such time or times, which may or may not be conditional on the price of the Company’s Stock as quoted on the New York Stock Exchange reaching predetermined levels, as set out in the Approved Option agreement issued to the Option Holder under Rule 4(c).

(b)	Approved Options may not in any event be exercised later than the tenth anniversary of the date of grant.

(c)	Approved Options may not be exercised at any time when the option holder has, or has within the preceding 12 months, had a Material Interest in a close company being either the Company or a company which has Approved Control of the Company or is a member of a consortium which owns the Company.

(d)	An Approved Option shall be exercisable by notice in writing (in the form prescribed by the Committee) given by the Option Holder (or his personal representatives or the Company’s designated agent) to the Company (or its designated agent). The notice of exercise of the Approved Option shall

(i)	be accompanied by payment directly from the Option Holder in cleared funds for the aggregate of the Option Prices payable; or

(ii)	give details of payment arrangements with the Company’s designated agent, which arrangements shall have been approved in advance with the Inland Revenue.

(e)	Following exercise of the Approved Option in accordance with Rule 5(d) of this Subplan, Stock shall be allocated and issued within 30 days of exercise. Except for any rights determined by reference to a date preceding the date of allotment, such stock shall rank pari-passu with other Stock of the same class in issue at the date of allotment.

6.	TERMINATION OF EMPLOYMENT

(a)	In the event that the Option Holder’s employment terminates before the first anniversary of the date of grant, Approved Option shall be automatically cancelled upon the termination of the Option Holder’s employment. Where the employment terminates after the first anniversary of the date of grant, any Approved Option which cannot be exercised at the date of termination shall be automatically cancelled upon termination of the employment.

(b)	Subject to paragraph (c) and (d) below any Approved Option which can be exercised at the date of termination of the Option Holder’s employment must be exercised within 6 months of the date of termination of the employment subject to the discretion of the Committee which discretion must be exercised fairly and reasonably in favour of the Option Holder, to extend the period for exercise provided that Rule 5(b) of this Subplan is not breached.

(c)	Upon termination of the Option Holder’s employment for retirement on or after the Option Holder’s Normal Retirement Date under a pension plan sponsored by the Company or a Subsidiary or by reason of disability (as defined in such pension plan) or redundancy or by resignation of the Option Holder for any reason with the consent of the Committee the Approved Option shall remain fully exercisable for a period of thirty six months after the date of such termination subject to the discretion of the Committee which discretion must be exercised fairly and reasonably in favour of the Option Holder, to extend the period for exercise provided that Rule 5(b) of this Subplan is not breached.

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(d)	In the event of the death of the Option Holder, whether before or after the termination of the Option Holder’s employment, the Approved Option shall be fully exercisable by the personal representative of the Option Holder for a period of 12 months from the date of the death of the Option Holder but in no event later than the expiration of the option under Rule 5(b) of this Subplan.

7.	OPTION PRICE

(a)	The price per share of Stock payable upon the exercise of an Approved Option shall not be less than 100% of the Market Value per share of Stock on the date such Approved Option is granted and shall be payable in cash or cheque in lawful money of the United States of America.

(b)	For the purposes of this Subplan the Market Value of the Stock shall be calculated to be the average of the highest and lowest value as reflected on the composite tape of New York Stock Exchange issued on the option grant date or on the next preceding day if such date was not a trading day.

8.	NON TRANSFERABILITY OF APPROVED OPTIONS

Approved Options granted under this Subplan shall not be assigned, pledged or otherwise transferred except by will or by the laws of descent and distribution and during the lifetime of an Option Holder the option shall be exercised only by such an Option Holder or the option Holder’s guardian or legal representative.

9.	EXCHANGE OF APPROVED OPTIONS ON A TAKEOVER

(a)	If any company (“the Acquiring Company”) obtains Approved Control of the Company within the circumstances specified in paragraph 15(1) of Schedule 9 to the Taxes Act, any Option Holder may, by agreement with the Acquiring Company at any time within the period specified in paragraph 15(2) of that Schedule, release his Approved Option (“the Old Option”) in consideration of the grant to him of a new approved option (“the New Option”) which is equivalent to the Old Option (by virtue of satisfying the requirements of paragraph 15(3) of Schedule 9 of the Taxes Act) but relates to shares in a different company (whether the Acquiring Company itself or another company within its group).

(b)	Where any New Options are granted pursuant to Rule 9(a) of this Subplan they shall be regarded for the purposes of the subsequent application of the provisions of this Subplan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted:

(i)	save for the definitions of “Participating Company” in Rule 1 of this Subplan, references to “the Company” (including the definition in Rule 1 of this Subplan) shall be construed as being references to the Acquiring Company or such other company to whose shares the New Options relate; and

(ii)	references to “Stock” (including the definition in Rule 1 of this Subplan) shall be construed as being references to shares in the Acquiring Company or shares in such other company to which the New Options relate but references to Participating Company shall continue to be construed as if references to the Company were references to Coca Cola Enterprises Inc.

10.	VARIATION OF SHARE CAPITAL

In the event of any capitalization or rights issue or any consolidation, sub-division or reduction of capital by the Company, the number of shares of stock subject to any Approved Option and the option price (as defined in Rule 7) for each of those shares of Stock shall be adjusted in such manner as the Auditors, after consultation with the Committee, confirm to be fair and reasonable provided that:

(a)	the aggregate amount payable on the exercise of an Approved Option in full is not increased;

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(b)	the option price for the stock is not reduced below its nominal value;

(c)	no adjustment shall be made without the prior approval of the Board of Inland Revenue; and

(d)	following the adjustment the stock continues to satisfy the condition specified in paragraphs 10 to 14 inclusive of Schedule 9 of the Taxes Act.

11.	AMENDMENT OF THIS SUBPLAN

The Committee may not make any amendment to this Subplan or to the form of words used in the UK Approved Option agreement without first obtaining the approval of the Board of Inland Revenue.

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